Exhibit 5.1


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                   OPINION OF STEWART MCKELVEY STIRLING SCALES

Suite 900                       Correspondence:               Telephone: 902.420.3200      Charles S. Reagh
Purdy's Wharf Tower One         P.O. Box 997                  Fax:       902.420.1417      Direct Dial:  902.420-3335
1959 Upper Water Street         Halifax, NS                   halifax@smss.com             Direct Fax:   902.496.6173
Halifax, NS                     Canada  B3J 2X2               www.smss.com                 csr@smss.com
Canada  B3J 3N2
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File Reference: NS1030-183

June 21, 2000

360networks inc.
1500-1066 West Hastings Street
Vancouver, British Colombia
Canada V6E 3X1

Dear Sirs:

We are Nova Scotia counsel for 360networks inc. (the "Company"). In this regard, we have been requested to provide an opinion in connection with the proposed registration of 75,150,062 Subordinate Voting Shares in connection with (1) the Company's 1998 Long Term Incentive and Share Award Plan, as amended (the "Company Plan") and (2) (a) the 1998 Share Option and Incentive Plan (the "GlobeNet Plan") of GlobeNet Communications Group Limited, a Bermuda company ("GlobeNet"), and the Directors, Executives, Senior Management and Senior Staff Option Plan (the "TBI Plan") of TeleBermuda International Limited, a Bermuda company and a wholly owned subsidiary of GlobeNet ("TBI"), and (b) certain stock options issued by GlobeNet and TBI (together with the GlobeNet Plan and the TBI Plan, the "Assumed Options"). The 75,150,062 Subordinate Voting Shares issuable upon the exercise of stock options granted pursuant to the Company Plan and the Assumed Options are hereinafter referred to as the "Subordinate Voting Shares".

We have also examined copies of the following documents:

     (a) an executed copy of the Company's Form S-8 Registration Statement dated June 21, 2000 (the "Registration Statement");

     (b) a certificate of an officer of the Company dated the date hereof as to certain matters of fact (the "Officer's Certificate"); and

     (c) Certificate of Status of the Company under the Corporations Registration Act (Nova Scotia) and Companies Act (Nova Scotia) dated June 20, 2000.

For the purposes of this opinion, we have also examined originals, facsimiles or copies certified or otherwise identified to our satisfaction, of documents and instruments, such statutes, such records of corporate proceedings, certificates of corporate officers, certificates of governmental offices and such other documents and materials as we have considered necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as facsimiles or copies, and the authenticity of the originals of such facsimiles or copies.



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Except for resolutions attached to the Officer's Certificate, we have not reviewed the corporate documents of the Company prior to its continuance under the laws of Nova Scotia and we have assumed that any resolutions we have reviewed passed prior to such continuance were passed in accordance with the requirements of the constating documents of the Company and all applicable laws. We have further assumed that prior to continuance under the laws of Nova Scotia the Company was valid and existing and had the power and capacity to enact such resolutions and to carry out the transactions referred to therein.

This opinion is provided solely for your use as aforesaid any may not be quoted or otherwise referred to in any other documents or used or relied upon by you for any other purposes or quoted to or used or relied on by any other person either in connection with this or any other matter or transaction.

In rendering the following opinion, we are not purporting to opine as to any laws other than the laws of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof.

Based solely upon and subject to the foregoing, we are of the opinion that the Subordinate Voting Shares, when authorized (except to the extent such Subordinate Voting Shares are currently authorized), allotted, issued and fully paid for pursuant to and in accordance with the transactions contemplated by the Registration Statement, will be issued and outstanding as fully paid and non-assessable shares in the capital of the Company, and such issuance has been duly authorized by the necessary corporate action on the part of the Company.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,



/s/  Stewart McKelvey Stirling Scales